Exhibit 10.3

PERFORMANCE STOCK AWARD GRANT AGREEMENT

THIS PERFORMANCE STOCK AWARD GRANT AGREEMENT (the “Agreement”), by and between TWIN DISC, INCORPORATED (the “Company”) and ______________________ (the “Employee”) is dated this 5th day of August, 2026, to memorialize an award of performance stock of even date herewith.

WHEREAS, the Company has adopted an Amended and Restated 2021 Omnibus Incentive Plan, as amended and restated in 2024 and in 2026 (the “Plan”), whereby the Compensation and Human Capital Committee of the Board of Directors (the “Committee”) is authorized to grant performance stock awards that entitle an employee of the Company receiving such award to shares of common stock of the Company if the Company achieves certain predetermined performance objectives; and

WHEREAS, effective August 5, 2026, the Committee made an award of performance stock to the Employee as an inducement to achieve the below described performance objectives.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:

1.   Performance Stock Award Grant.  Subject to the terms of the Plan, a copy of which has been provided to the Employee and is incorporated herein by reference, the Company has granted the Employee a performance stock award effective August 5, 2026.  Such performance stock award shall entitle the Employee to receive a number of shares of the Company’s common stock (the “Shares”) if the Company achieves the average return on invested capital and cumulative EBITDA (the “Performance Objectives”) stated below for the three fiscal year period ending June 30, 2029 (the “Performance Period”):

	Average Return on Invested Capital (a/k/a Return on Total Capital) (50% Weight)	Cumulative EBITDA (50% Weight)
Maximum (200% payout)	XX%	$XXX
Target (100% payout)	XX%	$XXX
Threshold (50% payout)	XX%	$XXX

For purposes of the above table:

“Average Return on Invested Capital” (also known as Average Return on Total Capital) is the average amount of “Return on Invested Capital” for the three fiscal years of the Performance Period. Return on Invested Capital is measured as NOPAT divided by Invested Capital, where NOPAT equals earnings from operations, less tax, calculated using the actual reported effective tax rate, and Invested Capital equals long-term debt plus shareholders equity.

“Cumulative EBITDA” is the sum of net earnings, adding back provision for income taxes, interest expense, depreciation and amortization expenses. In calculating Cumulative EBITDA, adjustments will be made to reverse the impact of restructuring charges, exclude the impact of non-cash stock-based compensation expense, reverse the expenses related to acquisition activities, and eliminate other benefits or charges considered to be non-operating, as determined by the Committee.

2.         Target Shares Awarded; Adjustments. The target number of Shares awarded under this Agreement is _______ Shares. The actual number of Shares that will be issued upon attainment of one or more of the Performance Objectives shall be determined as follows after the end of the Performance Period:

(a)         With respect to each Performance Objective, a value shall be determined as a percentage of the target based on the attainment of the Performance Objective for the Performance Period. If the Company does not obtain the threshold for that Performance Objective, such percentage shall be 0%. If the Company equals or exceeds the maximum for that Performance Objective, the percentage shall be 200%. With respect to each of the Performance Objectives, outcomes between the threshold and target will be interpolated linearly between the amount of threshold award and the amount of the target award applicable to that Performance Objective, and outcomes between target and maximum will be interpolated linearly between the amount of the target award and the amount of the maximum award applicable to that Performance Objective.

(b)         The percentage for each Performance Objective shall be multiplied by the weight accorded to that Performance Objective as reflected in the above table.

(c)         The weighted percentages for each of Performance Objectives as determined above shall be added together, and the resulting sum shall be multiplied by the target number of Shares awarded under this Agreement. Any fractional share of the Company resulting from such multiplication shall be rounded up to a whole share of the Company.  The resulting figure shall be the number of shares issued to the Employee.

The Committee shall certify whether and to what extent each Performance Objective is satisfied before any Shares are awarded.  Such certification, and the issuance of Shares pursuant to such certification, shall be made within 2½ months after June 30, 2029.

3.         Price Paid by Employee.  The price to be paid by the Employee for the Shares granted shall be         No          Dollars ($ 0.00 ) per share.

4.         Voluntary Termination of Employment Prior to Retirement/Termination for Cause.  If, prior to attaining the Performance Objective, the Employee voluntarily terminates employment prior to attaining age 65 (or prior to attaining age 60 with the accrual of 10 years of employment with the Company and its subsidiaries) or the employment of the Employee is terminated for cause, the performance stock granted to the Employee shall be forfeited.  For this purpose, “termination for cause” shall mean termination because of (i) any act or failure to act deemed to constitute cause under the Company's established practices policies or guidelines applicable to the Participant (ii) the Participant’s act or omission constituting gross misconduct with respect to the Company or a Subsidiary in any material respect; or (iii) the Participant’s failure to perform his or her employment responsibilities in a satisfactory manner. The Committee shall conclusively determine whether the Employee was terminated for cause for purposes of this performance stock award.

5.         Termination of Employment due to Death or Disability.  If, prior to attaining the Performance Objectives, the Employee terminates employment due to death or disability, a prorated portion of the performance stock granted shall immediately vest, and the Company shall deliver shares of Company stock underlying such prorated awards as if the maximum Performance Objectives had been fully achieved. The delivery of such shares shall occur (i) no later than 2½ months after the Employee’s termination of employment due to death; or (ii) on the earlier of (A) the first day of the seventh month following the date of the Employee’s termination of employment due to disability or (B) the date of the Employee’s death.  The prorated award shall be determined by multiplying the maximum number of shares underlying the award by a fraction, the numerator of which is the number of days from July 1, 2026, through the Employee’s last day of employment, and the denominator of which is the number of days from July 1, 2026, through June 30, 2029.  Any fractional share of the Company resulting from such a prorated award shall be rounded up to a whole share of the Company.  The Committee shall conclusively determine whether the Employee shall be considered permanently disabled for purposes of this performance stock award.

6.         Other Termination of Employment Other than Change of Control of Company.  If, prior to attaining the Performance Objectives, the Employee voluntarily terminates employment after attaining age 65 (or after attaining age 60 with the accrual of 10 years of employment with the Company and its subsidiaries), or is terminated for any reason other than for cause or following a Change in Control of the Company as described in Section 7, the performance stock granted to the Employee shall be paid on a prorated basis if and when one or more of the Performance Objectives are achieved.  The prorated award shall be determined by multiplying the number of shares that would have been issued had the Employee remained employed through June 30, 2029 by a fraction, the numerator of which is the number of days from July 1, 2026 through the Employee’s last day of employment, and the denominator of which is the number of days from July 1, 2026, through June 30, 2029.  Any fractional share of the Company resulting from such a prorated award shall be rounded up to a whole share of the Company.  Shares of the Company underlying such prorated award shall be issued in the ordinary course after the determination by the Committee that one or more of the Performance Objectives has been achieved (and no later than 2½ months after June 30, 2029).

7.         Termination Following Change in Control.  Notwithstanding any provisions in this Agreement, if an event constituting a Change in Control of the Company occurs and the Employee thereafter either terminates employment for Good Reason or is involuntarily terminated by the Company without cause, then the performance stock granted hereunder shall immediately vest and Shares of the Company underlying the award shall be delivered as if the maximum Performance Objectives had been fully achieved.  The delivery of such shares shall occur on the earlier of (i) the first day of the seventh month following the date of the Employee’s termination of employment, or (ii) the date of the Employee’s death. Employee’s continued employment with the Company, for whatever duration, following a Change in Control of the Company shall not constitute a waiver of his or her rights with respect to this Section 7. Employee’s right to terminate his or her employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness.  For purposes of this Section 7:

(a)	“Good Reason” shall mean, without the Employee’s written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i)

the assignment to the Employee of duties, responsibilities or status that constitute a material diminution in the Employee’s duties, responsibilities, or status or a material reduction or alteration in the nature or status of the Employee’s duties and responsibilities;

(ii)

a material reduction by the Company in the Employee’s annual base salary as in effect immediately prior to the Change in Control of the Company or as the same shall be increased after the Change in Control of the Company;

(iii)	a material change in the geographic location at which the Employee must provide services; or

(iv)

a material change in or termination of the Company’s benefit plans or programs or the Employee’s participation in such plans or programs (outside of a good faith, across-the-board reduction of general application) in a manner that effectively reduces their aggregate value.

(b)	“Change in Control of the Company” shall be deemed to occur in any of the following circumstances:

(i)

if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) whether or not the Company is then subject to such reporting requirement;

(ii)

if any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than John Batten or any member of his family (the “Batten Family”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, except that any acquisition of securities of the Company directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company) shall not constitute a Change in Control of the Company;

(iii)

if at any time after August 5, 2026 (the “Effective Date” of the amended and restated Plan), individuals who as of the Effective Date constitute the Board of Directors (as of the Effective Date, the “Incumbent Board”) shall cease to constitute a majority of the Board of Directors; provided however, that any person becoming a director after the Effective Date whose appointment or nomination for election to the Board of Directors was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; and provided further, that no such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c) shall be deemed to have been a member of the Incumbent Board; or

(iv)

upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the consummation of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company's assets.

(c)	To constitute a termination for Good Reason hereunder:

(i)	Termination of employment must occur within two years following the existence of a condition that would constitute Good Reason hereunder; and

(ii)

Employee must provide notice to the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of such condition.  The Company shall be provided a provided a period of 30 days following such notice during which it may remedy the condition.  If the condition is remedied, the Employee’s subsequent voluntary termination of employment shall not constitute termination for Good Reason based upon the prior existence of such condition.

8.           Award Subject to Shareholder Approval of Plan. Notwithstanding any provision of this Agreement to the contrary:

(a)

If the shareholders of the Company do not approve the Plan before August 5, 2027, any and all awards reflected in this Agreement shall be null and void to the extent that shares issuable pursuant to such awards would exceed the shares remaining available for issuance under the 2024 amendment and restatement of the Plan.

(b)

If an event occurs prior to such shareholder approval that would otherwise result in issuance of shares prior to such shareholder approval (including, for example, termination of the Employee’s employment due to death or dis ability) and the issuance of such shares would exceed the shares remaining available for issuance under the 2024 amendment and restatement of the Plan, such shares shall not be issued unless and until such shareholder approval occurs; and such shares shall be issued no later than 2 ½ months after the date of such shareholder approval occurs (or, if later, the first day of the seventh month following the Employee’s termination of employment for reasons other than death).

9.          Employment Status.  Neither this Agreement nor the Plan imposes on the Company any obligation to continue the employment of the Employee.

TWIN DISC, INCORPORATED By: ____________________________________ Its: ____________________________________	EMPLOYEE: __________________________________________ [NAME]